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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                               (Amendment No. 1)1


                             J.D. Edwards & Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    281667105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  July 16, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 31 Pages



--------------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
------------====================================================================
                           7         SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   1,264,000
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,264,000
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,264,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   1,170,800
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     1,170,800
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,170,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   122,800
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                      -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     122,800
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            122,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6       Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   167,100
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     167,100
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            167,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   61,000
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     61,000
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            61,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 6 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   3,281,396
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     3,281,396
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,281,396
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.7 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 7 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a)     ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6       Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   2,785,700
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     2,785,700
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,785,700
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     ,    [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.3 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 8 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 9 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 10 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                      -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                    6,067,096
        OWNED BY       --------------===========================================
                                      SOLE DISPOSITIVE POWER
          EACH              9
                                      -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 11 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 12 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                      -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 13 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                      -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 14 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**
    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                             8       SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 15 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 16 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6       United States
------------====================================================================
                           7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 17 of 31 Pages

                                       13D

===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

    2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                              Page 18 of 31 Pages

                                       13D
===================
CUSIP No. 281667105
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                   (a) [   ]
                                                                   (b) [ X ]**

   2
               ** The reporting persons making this filing hold an aggregate of 6,067,096 Shares, which is 4.9% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
    5                                                                  [   ]

------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
        NUMBER OF      --------------===========================================
                            8        SHARED VOTING POWER
         SHARES
      BENEFICIALLY                   6,067,096
        OWNED BY       --------------===========================================
                                     SOLE DISPOSITIVE POWER
          EACH              9
                                     -0-
       REPORTING       --------------===========================================
      PERSON WITH                    SHARED DISPOSITIVE POWER
                            10
                                     6,067,096
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,067,096
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                          [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9 %
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 19 of 31 Pages

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on July 7, 2003 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration.
------   --------------------------------------------------

     Item 3 of the Schedule 13D is amended and supplemented by the following:

     The net investment cost (including commissions) for the Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

       Entity        Shares Acquired     Approximate Net Investment Cost
       ------        ---------------      -------------------------------
       FCP              150,800            $ 2,190,230.68
       FCIP             145,900            $ 2,118,850.62
       FCIP II           14,900            $   216,401.90
       FCIP III          20,200            $   293,326.20
       Tinicum            6,900            $   100,117.16
       Managed
         Accounts       403,796            $ 5,864,765.55

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum, at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the shares.

Item 4. Purpose Of The Transaction.
------  --------------------------

     Item 4 of the Schedule 13D is amended and supplemented as follows:

                              Page 20 of 31 Pages

     The Reporting Persons have tendered all of the 6,067,096 Shares reported herein pursuant to an offer by PeopleSoft, Inc. ("PeopleSoft") to exchange of all the outstanding capital stock of the Company for a payment equivalent to, on a per Share basis, $7.05 in cash and 0.43 shares of common stock of PeopleSoft. Such offer is contained in, and subject to the terms and conditions of, PeopleSoft's prospectus dated June 19, 2003, as amended by Amendment No. 1 dated July 3, 2003, each as filed by PeopleSoft with the SEC on such stated dates. In its Preliminary Schedule 14C filed with the SEC on July 21, 2003, the Company reported that PeopleSoft had accepted all of the Shares tendered for exchange.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a) The Partnerships
         ----------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 123,400,618 shares outstanding as of July 10, 2003 as reported by the Company in its Schedule 14C filed with the Securities and Exchange Commission on July 21, 2003.

          (c) The trade dates, number of shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the shares by the Partnerships since the filing of the prior
               Schedule 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of July 16, 2003, the Reporting Persons may be deemed, in aggregate, to own beneficially less than 5% of the Shares outstanding.

     (b) The Management Company
         ----------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                              Page 21 of 31 Pages

          (c) The trade dates, number of shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the shares by the Management Company on behalf of the Managed Accounts since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

          (e) As of July 16, 2003, the Reporting Persons may be deemed, in aggregate, to own beneficially less than 5% of the Shares outstanding.

     (c) The General Partner
         -------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the shares. The Individual Reporting Persons are managing members of the General Partner.

          (e) As of July 16, 2003, the Reporting Persons may be deemed, in aggregate, to own beneficially less than 5% of the Shares outstanding.

     (d) The Individual Reporting Persons
         --------------------------------

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons are managing members of the Management Company.

                              Page 22 of 31 Pages

          (e) As of July 16, 2003, the Reporting Persons may be deemed, in aggregate, to own beneficially less than 5% of the Shares outstanding.

     The shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such shares owned by the Managed Accounts. The
Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such shares held by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such shares.

Item 6.  Contracts, Arrangements, Understandings Or
------   Relationships With Respect To Securities Of The Issuer.
         --------------------------------------------------------

     Certain of the Reporting Persons have entered into a total return swap with RBC Capital Markets with respect to 3,000,000 Shares at a per Share price of $14.75. Except as described in the prior sentence and as described in Item 4 above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

                              Page 23 of 31 Pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 24, 2003


                /s/ Joseph F. Downes
                ----------------------------------------
                FARALLON PARTNERS, L.L.C.,
                on its own behalf and as General Partner of
                FARALLON CAPITAL PARTNERS, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.
                By Joseph F. Downes,
                Managing Member


                /s/ Joseph F. Downes
                ----------------------------------------
                FARALLON CAPITAL MANAGEMENT, L.L.C.,
                By Joseph F. Downes,
                Managing Member


                /s/ Joseph F. Downes
                ----------------------------------------
                Joseph F. Downes, individually and as attorney-in-fact
                for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Derek C. Schrier, Thomas F. Steyer
                and Mark C. Wehrly.

     The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing

                              Page 24 of 31 Pages

Downes to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International, is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing
Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference.

                              Page 25 of 31 Pages

                                   SCHEDULE A
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)             PRICE
             TRADE DATE            OR SOLD (S)            PER SHARE($)
            ------------         ---------------         -------------


             7/7/2003             10,100  (P)               14.46
             7/7/2003            101,300  (P)               14.49
             7/7/2003             11,700  (P)               14.50
            7/16/2003             11,300  (P)               14.70
            7/16/2003            625,200  (S)               14.70
            7/17/2003             16,400  (P)               14.67



                              Page 26 of 31 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)            PRICE
             TRADE DATE            OR SOLD (S)            PER SHARE($)
            ------------         ---------------         -------------


             7/7/2003              9,900  (P)               14.46
             7/7/2003             98,800  (P)               14.49
             7/7/2003             11,500  (P)               14.50
            7/16/2003             10,500  (P)               14.70
            7/16/2003            579,000  (S)               14.70
            7/17/2003             15,200  (P)               14.67



                              Page 27 of 31 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)            PRICE
             TRADE DATE           OR SOLD (S)             PER SHARE($)
            ------------        ---------------          -------------


             7/7/2003              1,000  (P)               14.46
             7/7/2003             10,000  (P)               14.49
             7/7/2003              1,200  (P)               14.50
            7/16/2003              1,100  (P)               14.70
            7/16/2003             60,700  (S)               14.70
            7/17/2003              1,600  (P)               14.67



                              Page 28 of 31 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                                  NO. OF SHARES
                                  PURCHASED (P)            PRICE
             TRADE DATE            OR SOLD (S)            PER SHARE($)
            ------------        ---------------          -------------


             7/7/2003              1,400  (P)               14.46
             7/7/2003             13,800  (P)               14.49
             7/7/2003              1,600  (P)               14.50
            7/16/2003              1,400  (P)               14.70
            7/16/2003             82,700  (S)               14.70
            7/17/2003              2,000  (P)               14.67




                              Page 29 of 31 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                                  NO. OF SHARES
                                  PURCHASED (P)            PRICE
             TRADE DATE            OR SOLD (S)             PER SHARE($)
            ------------         ---------------          -------------


             7/7/2003                500  (P)               14.46
             7/7/2003              5,000  (P)               14.49
             7/7/2003                600  (P)               14.50
            7/16/2003             30,100  (S)               14.70
            7/17/2003                800  (P)               14.67



                              Page 30 of 31 Pages

                                   SCHEDULE F
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                                  NO. OF SHARES
                                 PURCHASED (P)             PRICE
             TRADE DATE           OR SOLD (S)              PER SHARE($)
            ------------       ---------------             -------------


             7/7/2003             26,200  (P)               14.46
             7/7/2003            262,300  (P)               14.49
             7/7/2003             30,400  (P)               14.50
            7/16/2003             29,396  (P)               14.70
            7/16/2003          1,570,400  (S)               14.70
            7/17/2003             42,800  (P)               14.67



             7/7/2003                900  (P)               14.46
             7/7/2003              8,800  (P)               14.49
             7/7/2003              1,000  (P)               14.50
            7/16/2003                800  (P)               14.70
            7/16/2003             51,900  (S)               14.70
            7/17/2003              1,200  (P)               14.67



                              Page 31 of 31 Pages